                                                                 Exhibit 10.26

                              TERMINATION AGREEMENT

This TERMINATION AGREEMENT, dated as of November 7, 2000, is entered into between Mr. John P. Yeros, located at 9763 S. Tall Grass Circle, Lone Tree,
CO 80124 ("Yeros"), and Medix Resources, Inc., located at 7100 E. Belleview
Avenue, Suite 301, Englewood, CO 80111 (together with its affiliates, the
"Company").

WHEREAS, Medix Resources, Inc. and Yeros entered into a Consulting Agreement, effective as of March 1, 2000 (the "Agreement"); and

WHEREAS, those parties desire to terminate the Agreement as of the date hereof, and to provide for the payment of the remaining amount owed to Yeros under the Consulting Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth below, the parties hereto agree as follows:

1.  The Agreement is as of the date hereof fully and completely terminated with no further obligations under the Agreement to be binding on either party.  However, the Company acknowledges and agrees to maintain the registration statements and prospectuses that are already in effect registering shares of the Company's common stock to be sold to or by Yeros, as provided in Section 7 of the Agreement and that the provisions of Section
7 shall remain in full force and effect.  Further, the Company acknowledges and agrees to pay the remainder of the amounts owed to Yeros under Section 3 of the Agreement as provided in the following paragraph hereof.  And further,
Yeros agrees to continue to be bound by Section 4(c) of the Agreement for the period provided therein.

2.  Yeros and the Company acknowledge that the amount that is currently owed under the Agreement is $ 289,400.82, which would be paid in bi-weekly
payments under the Agreement.   The Company agrees to pay the present value
(discounted at the current prime rate of 9.5%) of this amount to Yeros as follows: $80,727.95 on the date hereof, and $42,423.63 on each of the first day of December 2000, and January, February and March of 2001.

3.  The Company acknowledges that this Termination Agreement should not be interpreted as in any way calling into question Yeros's honesty or methods of doing business.

4. Yeros acknowledges that he may have confidential information  regarding the Company and its business activities, and that he will hold in confidence and not disclose or use any such information after the termination of his status as a consultant to the Company.  In addition, Yeros agrees not to use any of such confidential information as "insider information" in connection with the trading of the Company's securities, either for his own account or as a "tipper" to benefit any third person.

5.  Yeros, upon the execution of this Termination Agreement, represents  and warrants that he has returned or destroyed all keys, passwords, voicemail or
e-mail connections to the Company, software, or any other information that belongs to the Company or any affiliate of the Company, and has removed all items that belong to him personally from the Company's offices.

6.  To the extent permitted by the Colorado Business Corporation Act, the
Company shall indemnify and hold harmless Yeros from and against any and all costs, losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees, expert witness fees and expenses incurred in defending against any such claim) incurred by Yeros arising out of or resulting from any proceeding or allegation in which his actions or inaction as a director or officer of the Company are at issue, excluding, however, any actions or inactions which are found by a court of competent jurisdiction to constitute  gross negligence or willful misconduct on his part.  To qualify for such indemnification, Yeros must give the Company prompt written notice of any such claim and all related settlement negotiations, and allow the
Company, at its sole expense, to conduct and control the defense of such claim and all related settlement negotiations and Yeros shall reasonably cooperate with the Company in such defense.

7. In consideration for the mutual  agreements herein contained,  Company does hereby waive,  release and forever  discharge Yeros and his heirs and personal representatives  of and from any and all  claims,  causes of action,  damages, attorneys'  fees,  costs and all other  liabilities of any kind or description whatsoever,  either in law or in equity, which are now actually known to it or which  should be known  through the  exercise of  reasonable  diligence in the
ordinary  course  of  business  (with  no  investigation   being   conducted),
including  without  limitation,  any  claims of breach of  express  or implied contract,  negligence,  tort, or any other claims of whatever nature, that the
Company  may now  have,  or may have or claim to have in the  future,  arising from facts now actually  known by the Company or which should be known through the exercise of reasonable  diligence in the ordinary course of business (with no  investigation  being  conducted),  and the Company hereby covenants not to file any administrative claims or lawsuits to assert any such claims.

8.   In consideration for the mutual agreements herein contained, Yeros does hereby waive, release and forever discharge the Company, and its respective past, present and future shareholders, directors, officers, agents, employees, attorneys, representatives, affiliates, subsidiaries, divisions, predecessors, successors and assigns, if any, of and from any and all claims, causes of action, damages, attorneys' fees, costs and all other liabilities of any kind or description whatsoever, either in law or in equity, which are now actually known to Yeros or which should be known through the exercise of reasonable diligence in the ordinary course of business (with no investigation being conducted), including without limitation, any claims of breach of express or implied contract, wrongful discharge, defamation of character, personal injury, intentional or negligent infliction of emotional distress or any other claims of whatever nature, that he now has, or may have or claim to have in the future, arising from facts now actually known by him or which should be known through the exercise of reasonable diligence in the ordinary course of business (with no investigation being conducted), and
Yeros hereby covenants not to file any administrative claims or lawsuits to assert any such claims.

9. This Agreement shall be governed by, and construed in accordance  with, the laws of the State of Colorado,  without regard to rules governing conflicts of laws  thereof.  All notices shall be in writing and shall be deemed given upon receipt by the party to whom  addressed  at the  addresses  set forth above or such other address  provided by notice  hereunder.  This Agreement shall inure to the benefit of, and bind,  the parties  hereto and their  respective  legal representatives, successors and assigns.

IN WITNESS WHEREOF, Medix Resources,  Inc. and John P Yeros have hereunder set their hands,  with full  intention to be bound and have caused these  presents to be duly executed as of the date first written above.

     MEDIX RESOURCES, INC.

     By: /s/Patricia A. Minicucci                           /s/ John P. Yeros
               Patricia A. Minicucci                                      John P. Yeros
               Executive Vice President